Exhibit 99.1

Media and Investor contact:

Christopher Bona

312.292.5052

investorinfo@ryerson.com

RYERSON ANNOUNCES FIRST QUARTER 2015 RESULTS

Ryerson Generates Strong Cash Flow in a

Difficult Metals Environment

•	Reduced debt $57 million, including $30 million of open market bond repurchases

•	Generated operating cash flow of $102 million

•	Generated free cash flow of $96 million

(Chicago, IL – May 7, 2015) – Ryerson Holding Corporation (NYSE: RYI), a leading distributor and processor of metals, today reported results for the first quarter of 2015.

First Quarter 2015 Results

Revenues for the first quarter of 2015 were $868.0 million, unchanged from the fourth quarter of 2014 and down 0.7 percent from the first quarter of 2014. Gross margin was 17.3 percent for the first quarter of 2015, compared to 16.4 percent for the fourth quarter of 2014 and 16.9 percent in the year-ago period. Gross margin, excluding LIFO was 15.9 percent in the first quarter of 2015, compared to 16.4 percent for the fourth quarter of 2014 and 17.9 percent for the first quarter of 2014. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this news release.

Warehousing, delivery, selling, general and administrative expense was down 0.6 percent sequentially, from the fourth quarter of 2014 and down 1.2 percent year-over-year.

Operating profit was $33.6 million for the first quarter of 2015, compared with $25.6 million in the fourth quarter of 2014 and $29.9 million in the first quarter of 2014.

The net loss attributable to Ryerson Holding Corporation was $2.5 million, or a loss of $0.08 per share in the first quarter of 2015, compared to net income attributable to Ryerson Holding Corporation of $4.8 million in the fourth quarter of 2014 and $1.6 million in the first quarter of 2014. In the first quarter of 2015, the company took a non-cash charge of $12.3 million, or $0.23 per share after tax, to recognize the decrease in value of its investment in A. M. Castle & Co. Excluding the impairment charge on this investment, earnings per share would have been $0.15 in the first quarter of 2015. A reconciliation of net income attributable to Ryerson Holding Corporation and earnings per share, excluding impairment charge on assets to net loss attributable to Ryerson Holding Corporation is included below in this news release. The company also repurchased and retired $29.8 million principal amount of its 2017 and 2018 Notes, resulting in a $0.8 million loss in the first quarter of 2015.

Adjusted EBITDA, excluding LIFO was $35.9 million for the first quarter of 2015, compared to $40.1 million in the fourth quarter of 2014 and $53.2 million in the first quarter of 2014. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

During the first quarter of 2015, Ryerson reduced inventory by $76 million, or 10 percent. As a result of the company’s working capital management, Ryerson generated cash flow from operating activities of $101.6 million. Capital expenditures in the quarter were $5.7 million.

“We continued to effectively manage areas within our control, such as inventory and expenses,” said Mike Arnold, Ryerson’s president and chief executive officer. “As a result, we generated strong, counter-cyclical cash flow. However, macro-conditions – with overall softening of demand and supply exceeding demand across virtually all metal products on a global basis – pressured our results in the quarter.”

“Continued deflationary pressure in metal prices resulted in gross margin compression in the quarter, as average cost inventories exceeded spot replacement costs,” continued Arnold. “We are aggressively managing inventories so we can align our average cost inventory with current prices and expand margins as we capture the benefits of our corporate transformation and value-added strategy.”

First Quarter 2015 Business Metrics

	First Quarter 2015	Fourth Quarter 2014	First Quarter 2014	Sequential Quarter Change	Year-Over-Year Change
Tons shipped (In thousands)	476	471	506	1.1%	-5.9%

Average selling price/ton	$1,824	$1,844	$1,728	-1.1%	5.6%
Average cost/ton	1,509	1,542	1,436	-2.1%	5.1%
Average cost/ton, excluding LIFO	1,534	1,541	1,418	-0.5%	8.2%

First Quarter 2015 Major Product Metrics

	Tons Shipped (Tons in thousands)					Average Selling Price per Ton Shipped
	First Quarter 2015	Fourth Quarter 2014	First Quarter 2014	Sequential Quarter Change	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	368	363	399	1.4%	-7.8%	-0.2%	1.4%
Aluminum	48	48	45	0.0%	6.7%	1.5%	5.3%
Stainless Steel	57	57	60	0.0%	-5.0%	-3.8%	9.0%

	Net Sales (Dollars in millions)
	First Quarter 2015	Fourth Quarter 2014	First Quarter 2014	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	$446	$441	$477	1.1%	-6.5%
Aluminum	201	198	179	1.5%	12.3%
Stainless Steel	205	213	198	-3.8%	3.5%

Earnings Call Information

The company will host a conference call to discuss its first quarter 2015 results on Friday, May 8, at 10 a.m. Eastern Time. Participants may access the conference call by dialing 888-670-2253 (U.S., Canada) and 913-312-1507 (International) and using conference ID 9708795. The call will also be broadcast live in the Investor Relations section of the company’s Internet site, ir.ryerson.com. A replay will be available on the site for 90 days.

About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Mexico, Canada, China and Brazil. The company serves a variety of industries, including customers making products or equipment for construction, packaging, oil and gas and truck trailers. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 3,600 employees in more than 100 locations. For more information, visit www.ryerson.com.

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations regarding certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014 and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	First Quarter		Fourth Quarter
	2015	2014	2014

NET SALES	$868.0	$874.4	$868.4

Cost of materials sold	718.0	726.7	726.2

Gross profit	150.0	147.7	142.2

Warehousing, delivery, selling, general and administrative	116.4	117.8	117.1
Gain on sale of assets	—	—	(0.5)

OPERATING PROFIT	33.6	29.9	25.6

Other income and (expense), net	(11.3)	2.0	2.3
Interest and other expense on debt	(25.3)	(27.4)	(24.6)

INCOME (LOSS) BEFORE INCOME TAXES	(3.0)	4.5	3.3

Provision (benefit) for income taxes	(0.2)	3.1	(1.4)

NET INCOME (LOSS)	(2.8)	1.4	4.7

Less: Net loss attributable to noncontrolling interest	(0.3)	(0.2)	(0.1)

NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$(2.5)	$1.6	$4.8

EARNINGS (LOSS) PER SHARE

Basic and diluted	$(0.08)	$0.08	$0.15

Shares outstanding - basic and diluted	32.0	21.0	32.0

Supplemental Data:

Tons shipped (000)	476	506	471
Shipping days	63	63	61

Average selling price/ton	$1,824	$1,728	$1,844
Gross profit/ton	315	292	302
Operating profit/ton	71	59	54

LIFO expense (income)/ton	(25)	18	1

LIFO expense (income)	$(12.0)	$9.2	$0.3

Depreciation and amortization expense	11.1	10.8	11.6

Cash flow from operating activities	101.6	25.1	(38.6)
Capital expenditures	(5.7)	(3.4)	(7.9)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation

See Schedule 2 for EPS reconciliation.

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to

Gross profit excluding LIFO

(Dollars in millions)

			Fourth
	First Quarter		Quarter
	2015	2014	2014

Net income (loss) attributable to Ryerson Holding Corporation	$(2.5)	$1.6	$4.8
Interest and other expense on debt	25.3	27.4	24.6
Provision (benefit) for income taxes	(0.2)	3.1	(1.4)
Depreciation and amortization expense	11.1	10.8	11.6

EBITDA	$33.7	$42.9	$39.6
Gain on sale of assets	—	—	(0.5)
Gain on insurance settlement	—	—	(0.4)
Reorganization	1.5	1.0	2.3
Advisory services fee	—	1.3	—
Foreign currency transaction gains	(1.6)	(2.2)	(2.4)
Loss on retirement of debt	0.5	—	—
Impairment charge on assets	12.3	—	—
Purchase consideration and other transaction costs	1.5	0.8	1.1
Other adjustments	—	0.2	0.1

Adjusted EBITDA	$47.9	$44.0	$39.8

Adjusted EBITDA	$47.9	$44.0	$39.8
LIFO expense (income)	(12.0)	9.2	0.3

Adjusted EBITDA, excluding LIFO expense (income)	$35.9	$53.2	$40.1

Net sales	$868.0	$874.4	$868.4

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	4.1%	6.1%	4.6%

Gross profit	$150.0	$147.7	$142.2
LIFO expense (income)	(12.0)	9.2	0.3

Gross profit, excluding LIFO expense (income)	$138.0	$156.9	$142.5

Gross margin, excluding LIFO expense (income)	15.9%	17.9%	16.4%

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and the payment of management fees. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income) do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit plus LIFO expense (or minus LIFO income), divided by net sales. We have excluded LIFO expense (income) from the gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 2

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Net Income and Earnings per Share Excluding Impairment Charge on Assets

(Dollars and Shares in Millions, Except Per Share Data)

First Quarter 2015

Net loss attributable to Ryerson Holding Corporation	$(2.5)

Impairment charge on assets	12.3
Benefit for income taxes	(4.9)

Net income attributable to Ryerson Holding Corporation, excluding impairment charge on assets	$4.9

Earnings per share, excluding impairment charge on assets	$0.15

Shares outstanding - basic and diluted	32.0

Note:	Net Income and Earnings per share excluding impairment charges on assets is presented to provide a means of comparison to our prior periods that do not include impairment charges on assets.